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EXHIBIT 99

PRESS RELEASE, DATED AUGUST 15, 2001.

EuroTelecom Communications Inc.

London, England, 15th August 2001 - EuroTelecom Communications Inc. ("EuroTelecom Inc." U.S. Trading Symbol-EUTC; Class A stock quoted on the Alternative Investment Market ("AIM") of the London Stock Exchange as ETMA) announces that at a meeting of the Board of Directors of EuroTelecom held today, 15th August 2001, Mr. Christopher Akers resigned as non-executive Chairman and from the office of Director; Mr. Graham Ford resigned as Company Secretary and from the office of Director, and Dr. John Spackman and Dr. Chris Sanger resigned from the office of Director, all with immediate effect. EuroTelecom Inc. announces further the cessation of all operations whatsoever of the company.

EuroTelecom Inc. was admitted to AIM on 5th April 2000 by way of a placing of shares that raised (pound)15,200,000 (net of expenses). This was designed to fund, primarily through its principal operating subsidiary, EuroTelecom Corporation Limited ("ETC Limited"), strategic acquisitions, the development of new and existing businesses and to provide additional working capital. Towards the end of February 2001, the directors of EuroTelecom Inc. determined that ETC Limited had insufficient cash to carry on trading. On 23rd February 2001, ETC Limited was placed into Administration and Roger Marsh and Ian Stokoe of PricewaterhouseCoopers were appointed joint administrators. By announcement dated 23 February 2001, the London Stock Exchange suspended trading of EuroTelecom Inc.'s Class A stock on AIM. Following a six month suspension from trading, at the request of EuroTelecom Inc., the London Stock Exchange will cancel the admission of EuroTelecom to AIM on 23rd August 2001.

Following the suspension of EuroTelecom's trading on AIM, and the administration of ETC Limited, Chris Akers, Graham Ford, John Spackman and Chris Sanger have co-operated fully with both the Administrators of ETC Limited and other bodies investigating the demise of EuroTelecom Inc. and ETC Limited. Furthermore, an investigative committee of the Board of EuroTelecom Inc. was established to investigate officers, directors and advisers of the company who may have breached duties owed to it. That investigation was halted due to the similar investigation being conducted by PricewaterhouseCoopers and due to the financial position of EuroTelecom Inc.

Since 23rd February 2001, the Board of EuroTelecom Inc. have undertaken a number of discussions with potential investors and strategic partners in an effort to secure some value for shareholders by an assessment of the value attributable to the tax loss position in the EuroTelecom group of companies and the EuroTelecom Inc. dual listing. These efforts have proved unsuccessful to date and, in light of current conditions of the financial markets and the financial position of EuroTelecom Inc., the Board - based on professional advice - has determined that there is nothing more it can do to realise any value for shareholders.

"I am aware that PricewaterhouseCoopers is undertaking a full investigation into a number of matters concerning the rapid demise of ETC Limited following EuroTelecom Inc.'s flotation on the AIM market and that this investigation is continuing," said Chris Akers. "I invested heavily in EuroTelecom Inc., and I, along with many others, feel totally let down by this turn of events. My fellow board members and I have explored many options in an attempt to generate some value for shareholders from this situation. However, in view of the facts that the principal operating company is in administration, EuroTelecom Inc. has no trading business, and that the financial position of the company is such that it has not proven possible for the Board to reverse any company into the shell of EuroTelecom Inc., we have no choice now but to cease all activities in the company."


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